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NEWS RELEASE FROM                        [LOGO OF HERITAGE BANCORP APPEARS HERE]



RELEASE DATE:                                         FOR ADDITIONAL INFORMATION
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     APRIL 10, 1996                                     GUY H. BOYER
                                                        EXECUTIVE VICE PRESIDENT

                             STOCK SPLIT DECLARED

     Heritage Bancorp, Inc. (OTC-HBCI) has declared a 5-for-4 stock split in the form of a 25% stock dividend. All stockholders who own Heritage Bancorp, Inc. stock on the record date, May 10, 1996, will receive one additional share for each four shares held. Fractional shares will not be issued. Stockholders will receive cash in lieu of fractional shares based on a share price of $25.31, the closing market price of Heritage Bancorp, Inc. stock on April 8, 1996, the declaration date. The new shares of stock will be distributed on May 24, 1996.

     Allen E. Kiefer, President and Chief Executive Officer commented, "this stock dividend is a reward to our stockholders for the strong financial performance of the company in 1995" and is in addition to the previously reported 11.1% increase in the cash dividend to $.20 per share for the first quarter of 1996. The cash dividend per share has been restated to give effect to the 5-for-4 stock split in the form of the 25% stock dividend.

     Heritage Bancorp, Inc. is one bank holding company with assets in excess of $303,000,000 headquartered in Pottsville, Pennsylvania.





    120 South Centre Street; P.O. Box 1100; Pottsville, Pennsylvania 17901
                   Phone (717) 622-2320 . FAX (717) 622-2588